Exhibit 10.1

The Principal Financial Group, Inc. Executive Severance Plan

Effective September 1, 2021

This document does not constitute an agreement by your employer to continue to maintain the Plan, or any provision of the Plan, and is not a guarantee of future benefits. The Plan may be amended or terminated at any time. This document is not an employment contract and does not change the nature of at-will employment. Employment may be terminated by you or your employer at any time and for any reason.

Section 1 – Purpose

The Principal Financial Group, Inc. Executive Severance Plan (“Plan”) has been established to provide severance payments to Eligible Employees in the event of a Qualifying Termination. To the extent the Plan provides deferred compensation, it is an unfunded Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Section 2 – Definitions

The definitions of the terms used in this Plan are set forth below.

Administrator means the Human Resources Committee of the Company’s Board of Directors or any committee or group of employees to which the Human Resources Committee of the Company’s Board of Directors delegates authority.

Affiliate means any corporation or other business entity that is a member of the same controlled group as, or under common control with, Company, as determined under Code section 414(b) or (c); provided, however, for purposes of this Plan, the term shall include entities outside the jurisdiction of the United States.

Annual Salary means income established by Employer as the person’s annual base compensation at the time of termination. Monetary recognition or awards (such as any bonuses or other incentives) are not included in determining annual base compensation.

Bonus means the cash component of any annual incentive bonus paid an Eligible Employee for a calendar year in which the Eligible Employee was in their current role and was continuously employed between January 1 through December 31. If at the time the Eligible Employee qualifies for Severance Pay they have not yet received a Bonus, for the purpose of this Plan their “Bonus” shall be the target associated with the cash component of the annual incentive bonus for their role.

Code means the Internal Revenue Code of 1986, as amended, and includes applicable Treasury regulations.

Company means Principal Financial Group, Inc. and any successors thereto.

Comparable Employment means any job determined by the Administrator or its designee to be Comparable Employment. The Administrator may consider any relevant factor in making this determination. In general, a position will constitute Comparable Employment if the total of unreduced Annual Salary, target annual incentive, and regularly awarded long-term incentive pay (if applicable) is no less than 80% of the Eligible Employee’s current total unreduced Annual Salary, target annual incentive, and regularly awarded long-term incentive pay (if applicable).

Disqualifying Event means an Eligible Employee has:

●	accepted any offer of employment with Employer, an Affiliate, or a Successor Employer with such employment to commence prior to or promptly following termination of employment with Employer;
●	declined an offer of Comparable Employment by Employer, an Affiliate, or a Successor Employer with such employment to commence promptly following termination by Employer;
●	failed to sign a release of any and all claims against Company, Employer and their Affiliates (Release and Waiver), which restricts former employees from suing Company, Employer and their Affiliates, in the form provided by Employer;
●	been terminated under the “Medical Leave Impacts on Employment” policy in the Employee Handbook; or
●	been subject to a Termination for Cause.

Accepting a position with Company or an Affiliate as an Agent or Financial Representative shall not be considered a Disqualifying Event.

The forgoing list of Disqualifying Events is intended to be illustrative and may not be all-inclusive

Eligible Employee means an employee of an Affiliate of Company who has been designated part of the Executive Management Group (“EMG”) of the Company and/or has been appointed by the Company’s Board of Directors the title of

Senior Vice President or an equivalent title such that the Human Resources Committee of the Company’s Board of Directors determines the employee’s compensation.

The following are not Eligible Employees:

●	an employee who is not or ceases to be an Eligible Employee as defined in the Plan;
●	an employee whose employment with Employer terminates by reason of death, disability or Termination for Cause as determined by the Administrator;
●	an employee whose employment terminates through retirement or resignation;
●	an employee whose employment ends under any circumstances other than meeting the eligibility requirements of the Plan;
●	an employee who has a written employment contract with Employer that provides for severance benefits or an agreement that provides that the person is not eligible for severance benefits under this Plan;
●	a person who is performing services for Company or an Affiliate pursuant to an independent contractor agreement even if a third party determines the person should have been classified as an employee during the time the services were provided to Company or an Affiliate;
●	an individual who is currently receiving benefits under an Employer-sponsored long-term disability policy;
●	an employee on an indefinite unpaid leave of absence, except where required by law; or
●	an employee who is eligible for severance under any other agreement with the Company or an Affiliate, including but not limited to a change of control agreement.

Employer means the legal entity that employs the Eligible Employee.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and includes applicable Department of Labor regulations.

Health Benefits Premiums means the health, dental, and vision benefits premiums paid by the Eligible Employee or on the Eligible Employee’s behalf at the time of the Eligible Employee’s termination of employment.

Plan means The Principal Financial Group, Inc. Executive Severance Plan, as established September 1, 2021, as amended from time to time.

Severance Pay means the benefit an Eligible Employee is qualified to receive under this Plan, as described in Section 3 – Severance Benefit.

Successor Employer means any entity that assumes operations or functions formerly carried out by Employer (including, but not limited to, the buyer of a facility, division or business operation, or any entity to which an Employer operation or function has been outsourced), any subsidiary, affiliate, or otherwise identifiable entity of Employer that is sold or otherwise transferred to an owner other than Employer, or any entity making a job offer at the request of Employer (including, but not limited to, a joint venture of which Employer or an Affiliate is a member).

Termination for Cause means termination of an Eligible Employee’s employment due to any of the following reasons: (a) willful neglect in the performance of the Eligible Employee’s duties for the Company or an Affiliate or repeated failure or refusal to perform such duties; (b) engagement in conduct in connection with the Eligible Employee’s employment with the Company or an Affiliate that results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or an Affiliate; (c) conviction of, or plea of guilty or no contest to (x) any felony or (y) any other crime that results, or reasonably could be expected to result, in material harm to the business or reputation of the Company or an Affiliate; (d) material violation of the written policies of the Company or an Affiliate, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or an Affiliate; (e) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or an Affiliate; (f) act of personal dishonesty that involves personal profit in connection with the Eligible Employee’s employment with the Company or an Affiliate; or (g) failure to comply in any respect with the

Foreign Corrupt Practices Act, the Securities Act of 1033, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Truth in Negotiations Act, or any rules or regulations thereunder.

Notwithstanding the foregoing, clauses (a) – (b) and (d) shall not constitute “Cause” unless and until the Company or an Affiliate has: (x) provided the Eligible Employee, within sixty (60) days of the Company’s or Affiliate’s knowledge of the occurrence of the facts and circumstances underlying such Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause and (y) provided the Eligible Employee with an opportunity to cure the same (if curable) within thirty (30) days after the receipt of such notice.

Section 3 - Severance Benefit

Qualifying Termination. An Eligible Employee may be qualified for Severance Pay if he or she has not had a Disqualifying Event and:

●	is terminated by, or receives and does not accept an offer for non-Comparable Employment from, Employer or an Affiliate due to a reduction in force, office closing, outsourcing or divestiture of a business; or
●	has an involuntary, permanent reduction in work hours that results in a salary reduction that would not meet the definition of Comparable Employment.

If an Eligible Employee has an involuntary permanent reduction in work hours that results in non-Comparable employment, or receives an offer of non-Comparable Employment, the Eligible Employee has the choice of accepting the non-Comparable Employment or receiving Severance Pay.

Severance Pay. An Eligible Employee qualified for Severance Pay will receive, based on the Eligible Employee’s title, one lump sum severance payment calculated as follows:

Title	Severance Benefit
Chief Executive Office
●
An amount equal to two times the Eligible Employee’s Annual Salary; plus
●
An amount equal to two times the average amount of the Bonus paid the Eligible Employee for the last three years; plus
●
An amount equal to two years of Health Benefits Premiums.

Members of the EMG, Other Than the Chief Executive Officer, Including Members of the EMG Who Are Senior Vice Presidents
●
An amount equal to one and a half times the Eligible Employee’s Annual Salary; plus
●
An amount equal to one and a half times the average amount of the Bonus paid the Eligible Employee for the last three years; plus
●
An amount equal to one and a half years of Health Benefits Premiums.

Senior Vice Presidents and Employees with Equivalent Titles Who Are Not Members of the EMG
●
An amount equal to the Eligible Employee’s Annual Salary; plus
●
An amount equal to the average amount of the Bonus paid the Eligible Employee for the last three years; plus
●
An amount equal to one year of Health Benefits premiums

If at the time an Eligible Employee qualifies for Severance Pay they have received less than three Bonuses, the bonus component of their Severance Pay shall be calculated by averaging the Bonuses they have received.

Time of Payment. Severance Pay generally will be paid on a regular payday within 30 days after the Eligible Employee signs the Release and Waiver and after the Release and Waiver may not be revoked. However, except as provided below in the section titled “Code Section 409A,” in no event shall any such payment be made later than March 15th of the calendar year following the calendar year in which the Eligible Employee experiences a Qualifying Termination entitling the Eligible Employee to such payment under this Plan.

Any payment an Eligible Employee receives pursuant to a federal, state, or local law relating to involuntary terminations, including but not limited to the Worker Adjustment and Retraining Notification Act, or pursuant to an agreement requiring notice of termination of employment, will be deducted from the Severance Pay.

Code Section 409A. The Plan is intended to be exempt from the requirement of Code Section 409A, under the involuntary pay plan or other exception and should be interpreted accordingly. However, to the extent that any amount payable under the Plan is subject to the requirements of Code section 409A, nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent.

To the extent this Plan is subject to Code Section 409A, any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent such retroactive amendment would not violate Code Section 409A) and may be made by the Company without the consent of any Eligible Employee. In no event whatsoever shall the Company or any Employer be liable for any additional tax, interest or penalty that may be imposed on an Eligible Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

Notwithstanding anything in the Plan to the contrary, in no event will payment of any amount that is “nonqualified deferred compensation” within the meaning of Code Section 409A(d)(1) be made to an Eligible Employee who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six (6) months after such Eligible Employee’s Separation from Service (as defined by Code section 409A). Upon expiration of the six-month delay period, all payments and benefits delayed pursuant to this provision shall be paid or reimbursed to the Eligible Employee in a lump sum without interest. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” under Code Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the participant, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

Reemployment. An Eligible Employee may not receive both Severance Pay and salary from the Company or any Affiliate during the same period. Therefore, if an Eligible Employee is rehired by Employer or any Affiliate of Company during the period for which Severance Pay is received (for example, within 2 years post-termination for the Chief Executive Officer), they must repay the amount of Severance Pay for the period after the rehire date. This amount must be repaid within 90 days of the Company or an Affiliate requesting repayment. This paragraph shall not apply to an Eligible Employee who is re-hired as a Financial Representative.

Withholding. Employer shall deduct from Severance Pay any taxes required by law or regulation and will report all such amounts payable to such authority as required by applicable law or regulation.

Section 4 - Administration

Administrator. The Administrator has the following general powers and duties which are in addition to those the Plan otherwise gives to the Administrator:

●	to construe and enforce the terms of the Plan, including ambiguous provisions, if any, and the rules and regulations the Administrator adopts, including interpretation of the Plan and any document related to the Plan’s operation;
●	to determine eligibility for benefits, and to determine the type and extent of benefits, if any, to be provided;
●	to determine all legal and factual questions that arise in the course of administering the Plan;
●	to adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules are not inconsistent with the terms of the Plan, the Code, ERISA or other applicable law;
●	to correct any defect or omission or reconcile any inconsistency in this Plan or any payment hereunder, and to make any other determinations that it believes necessary or advisable in the administration of the Plan;
●	to review and render decisions regarding a claim for (or denial of a claim for) a benefit under the Plan; and
●	to engage the service of agents whom the Administrator may deem advisable to assist it with the performance of its duties; to make any other determinations and undertake any other actions the Administrator believes are necessary or appropriate for the administration of the Plan; and
●	to delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities with any such delegation in writing.

The Administrator shall furnish all notices and perform all filings, as required by law.

The Administrator shall have total and complete discretion to interpret and construe the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan. Any determination the Administrator makes under the Plan is final and binding upon any affected person. In any action to review any such determination by the Administrator, the Administrator shall be deemed to have exercised its discretion properly unless it is duly proven that the Administrator has acted arbitrarily and capriciously.

Notification. The Administrator will notify Eligible Employees when and if they become eligible for Severance Pay under this Plan.

Claims Procedures. If an individual believes he or she is entitled to Severance Pay that was not provided, the individual (or the individual’s authorized representative) must file a formal written claim with the Administrator to pursue the matter further. The claim should explain what the claimant wants and why the claimant believes he or she is entitled to it and should include copies of any relevant documents (but there is no need to submit a copy of the Plan itself). The claim must be received by the Administrator within six (6) months of the date the claimant terminated employment with Employer.

The Administrator will ordinarily respond to the claim within 90 days after the date it is received. However, this period can be extended for an additional 90 days if the Administrator gives the claimant written notice of the extension, the reason why the extension is necessary, and the new date a decision is expected. The Administrator will provide the claimant with a written decision on the claim. If the claim is denied in whole or in part, the written decision will explain why, with specific reference to any relevant Plan provisions, and with a description of any additional material or information necessary to perfect the claim.

Appeal Procedures. If the initial claim is denied and the claimant wants to pursue the matter further, the claimant (or the claimant’s authorized representative) must, within 60 days after receipt of the denial letter, file a written appeal with the Administrator. The written appeal should describe all reasons why the claimant believes the claim denial was in error and should include copies of any documents the claimant wants the Administrator to consider in support of the appeal (other than the Plan document and the claim denial letter).

The claimant can obtain copies of all documents that the Administrator considered or relied on in deciding the claim. These copies will be provided free of charge. If the claimant requests copies, the 60-day period for filing the appeal will stop running until the Administrator has responded to the request. Once the Administrator has responded, the 60-day appeal period will begin running again, with whatever time remained at the time the documents were requested.

The Administrator will ordinarily decide the appeal no later than the date of the next meeting of the Administrator that follows receipt of the appeal. However, if the appeal is filed within 30 days before the next meeting, the Administrator will ordinarily decide the appeal no later than the date of the second meeting of the Administrator that follows receipt of the appeal. This period may be extended if the Administrator notifies the claimant of the extension, the reason why the extension is necessary, and the new date a decision is expected. If special circumstances require a further extension of time, a benefit determination will be rendered no later than the date of the third meeting of the Administrator following the Plan's receipt of the appeal. The Administrator will provide a written decision on the appeal as soon as possible, but not later than 5 days after the benefit determination is made. If the appeal is denied in whole or in part, the written decision will explain why, with specific reference to any relevant Plan provisions.

Civil Action Under ERISA. If the appeal is denied in whole or in part, and the claimant wants to pursue the matter further, the claimant has the right to file a lawsuit under section 502(a) of the Employee Retirement Income Security Act. Any such lawsuit must be filed no later than one (1) year after the date on the appeal denial letter. In addition, no lawsuit seeking benefits under the Plan can be brought more than two (2) years after the date the claimant terminated employment with Employer.

A claimant must first exhaust all rights to review, as described in the section of this Plan titled “Claims and Appeal Procedures,” before they may file a lawsuit related to this Plan. Any such lawsuit must be filed in the United States District Court for the Southern District of Iowa.

The claimant may obtain copies of all documents the Administrator considered or relied on in deciding the appeal. These copies will be provided free of charge. A request for copies will not, however, suspend or “toll” the period for filing a lawsuit.

Section 5 – Amendment and Termination

The Company’s Board of Directors, or its delegate documented in writing, reserves the right and authority to amend the Plan provisions from time to time. Amendments can include remedial retroactive changes (within the time specified by applicable laws and regulations) to comply with any law or regulation issued by any governmental agency to which the Plan is subject. The Company may correct obvious and unambiguous typographical errors and cross references that merely correct a reference but that do not in any way change the original intended meaning of the provisions.

The benefits provided under this Plan are not vested benefits. On or after the termination date of the Plan, no obligations for payment under the Plan will exist.

Section 6 – Miscellaneous

Right to Terminate Employment. A former Eligible Employee’s failure to qualify for Severance Pay under this Plan will not rescind or otherwise affect the Eligible Employee’s termination of employment from Employer, and such failure to qualify for Severance Pay will not establish any right:

●	to a continuation or reinstatement of employment with Employer; or

●	to receive any payment from Employer in lieu of Severance Pay.

Source of Benefits. All Severance Pay paid to a terminated Eligible Employee under this Plan will be paid from the general assets of Employer, and the status of an Eligible Employee’s claim to any Severance Pay will be the same as the status of a claim against Employer by any general and unsecured creditor. No person can look to, or have any claim against, any officer, director, employee, or agent of Employer as an individual, for payment of any benefits under this Plan.

No Assignment; Binding Effect. No Eligible Employee will have the right to alienate, assign, commute, or otherwise encumber benefits under this Plan for any purpose, and any attempt to do so will be disregarded completely as null and void. The provisions of this Plan will be binding on each Eligible Employee (and on each person who claims a benefit under any such Eligible Employee) and on Employer.

Construction. This Plan will be construed in accordance with the law of the state of Iowa to the extent not preempted by federal law. Headings and subheadings have been added for convenience of reference and will have no substantive effect whatsoever. All references to sections will be to sections in this Plan.

Usage. Whenever applicable, the masculine gender, when used in this Plan, will include all gender identities, and the singular will include the plural.

Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Administrator. The Company shall ensure the Plan is amended retroactively to cure any such ambiguity.